Exhibit 10.7.3

THIRD AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into this 6th day of July, 2011, by and between SILICON VALLEY BANK, a California corporation (“Bank”) and AUDIENCE, INC., a California corporation (“Borrower”).

RECITALS

A.      Bank and Borrower have entered into that certain Loan and Security Agreement dated as of July 31, 2009 (as the same has been amended, modified, supplemented or restated, the “Loan Agreement”).

B.      Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.      Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.

D.      Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.      Definitions.    Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.      Amendment to Loan Agreement.

2.1      Section 2.1.1 (Financing of Accounts).

(i)      Section 2.1.1 of the Loan Agreement is amended by deleting clauses (a) through (e) thereof in their entirety and replacing them with the following:

(a)      Availability.    Subject to the terms of this Agreement, Borrower may request that Bank finance Eligible Accounts. At all times that Borrower is Borrowing Base Eligible, Borrower may request that Bank finance Eligible Accounts on an aggregate basis by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the aggregate face amount of all Eligible Accounts. At all times when Borrower is not Borrowing Base Eligible, Bank may, in its good faith business discretion, finance Eligible Accounts by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of a specific Eligible Account. Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Account on a case by case basis. When Bank finances Eligible Accounts (an “Account Advance”) each such Eligible Account becomes a “Financed Receivable.”

(b)      Purchase Order Advance Availability.    Subject to the terms of this Agreement, at all times that Borrower is Borrowing Base Eligible, Borrower may request that Bank finance specific Eligible Purchase Orders, Bank may, in its good faith business discretion, finance such Eligible Purchase Orders by extending credit to Borrower in an amount equal to the result of the Advance Rate multiplied by the face amount of the Eligible Purchase Orders (the “Purchase Order Advance”). Bank may, in its sole discretion, change the percentage of the Advance Rate for a particular Eligible Purchase Order on a case by case basis. When Bank makes a Purchase Order Advance, the Eligible Purchase Order becomes a “Financed Receivable”.

(c)      Maximum Advances.    The aggregate face amount of all Financed Receivables outstanding at any time may not exceed the Facility Amount. The aggregate amount of all Purchase Order Advances outstanding at any time may not exceed the Purchase Order Sublimit. At any time, (i) the sum of outstanding Purchase Order Advances plus outstanding Account Advances plus outstanding Non-Formula Advances may not exceed (ii) Ten Million Dollars ($10,000,000).

(d)      Borrowing Procedure.    Borrower will deliver to Bank (i) an Invoice Transmittal or Borrowing Base Certificate for each Eligible Account it offers and for each Non-Formula Advance it requests and (ii) a Purchase Order Transmittal for each Eligible Purchase Order it offers. In addition, for each Advance, Borrower will deliver to Bank a Notice of Borrowing executed by a Responsible Officer which Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (x) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Advances, and (y) on the requested Funding Date, in the case of Prime Rate Advances, specifying: (1) the amount of the Advance; (2) the requested Funding Date; (3) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and (4) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month. Bank may rely on information set forth in or provided with the Invoice Transmittal, Borrowing Base Certificate, Purchase Order Transmittal and Notice of Borrowing. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

(e)      End of Borrowing Base Eligible Status.    Upon Borrower ceasing to be Borrowing Base Eligible, (i) Borrower shall deliver to Bank, as soon as possible, but in no event more than one (1) Business Day after Borrower is no longer Borrowing Base Eligible, an Invoice Transmittal and advance request in the form attached hereto as Exhibit D containing detailed invoice reporting, signed by a Responsible Officer together with a current accounts receivable aging and a copy of each invoice, all in accordance with Section 6.2 hereof, (ii) all LIBOR Advances shall be converted into Prime Rate Advances in accordance with the provisions of Section 2.7(d) of this Agreement, and (iii) if the outstanding principal amount of any Account Advance exceeds the Advance Rate multiplied by the face amount of such Account Advance (as determined by Bank), Borrower shall immediately pay to Bank the excess and, in connection with same, hereby irrevocably authorizes Bank to debit any account of Borrower maintained by Borrower with Bank or any of Bank’s Affiliates for the amount of such excess. In addition, Borrower shall, upon the earlier of ninety (90) days after the date of the applicable Purchase Order or the conversion of the applicable Purchase Order into an invoice, repay each Purchase Order Advance and the unpaid interest thereon.

(ii)      Section 2.1.1 of the Loan Agreement is amended by adding the following immediately after clause (i) as clause (j):

(a)      Non-Formula Advances.

(i)      Availability.    Subject to the terms and conditions of this Agreement, at all times that Borrower is Borrowing Base Eligible, Bank shall make Non-Formula Advances not exceeding Two Million Dollars ($2,000,000). Non-Formula Advances may be repaid and, prior to the Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(ii)      Termination;    Repayment.       The Non-Formula Advances terminate on the Maturity Date, when the principal amount of all Non-Formula Advances and the unpaid interest thereon shall be immediately due and payable. In addition, upon Borrower ceasing to be Borrowing Base Eligible, Borrower shall immediately repay the principal amount of all Non-Formula Advances and the unpaid interest thereon.

2.2      Section 2.2.3  (Finance Charges).    Section 2.2.3 of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

2.2.3  Finance Charges.

(a)      Finance Charge Rates.

(i)      Computation.    In computing Finance Charges on the Obligations under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations on the day of Bank’s receipt of the Collections.

(ii)      Account Finance Charge.    At all times that Borrower is Borrowing Base Eligible, Borrower will pay a finance charge (the “Account Finance Charge”) on the outstanding principal balance of the Account Advances at a per annum rate equal to the Applicable Rate. At all other times, Borrower will pay a Account Finance Charge on the total outstanding gross face amount of Financed Receivables consisting of Eligible Accounts equal to the Applicable Rate with respect to Account Advances divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance with respect to the Account Advances.

(ii)      Purchase Order Finance Charge.    Borrower will pay a finance charge (the “Purchase Order Finance Charge”) on the outstanding Purchase Order Advances which is equal to the Applicable Rate with respect to Purchase Order Advances divided by 360 multiplied by the number of days each such Financed Receivable is outstanding multiplied by the outstanding Financed Receivable Balance with respect to the Purchase Order Advances.

(iii)      Non-Formula Finance Charge.    Borrower will pay a finance charge (the “Non-Formula Finance Charge”, and together with the Account Finance Charge and the Purchase Order Finance Charge, the “Finance Charge”) on the outstanding principal balance of the Non-Formula Advances at a per annum rate equal to the Applicable Rate.

(iv)      Adjustments to Applicable Rate.    All changes to the Applicable Rate which arise due to a change in the Borrower’s Adjusted Quick Ratio shall become effective on the first day of the Subject Month after the Testing Month in which the change in Borrower’s Adjusted Quick Ratio occurs (e.g. if Borrower’s Adjusted Quick Ratio for the month ending August 31, 2011 triggers a change in the Applicable Rate, such change in the Applicable Rate would become effective on October 1, 2011).

(b)      Payment.    Pursuant to the terms hereof, Finance Charges shall be paid in arrears on each Interest Payment Date. In addition, Finance Charges shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof.

(c)      Default Rate.    During the existence of an Event of Default, the Applicable Rate will increase an additional five percent (5.0%) per annum effective immediately upon the occurrence and continuation of such Event of Default.

2.3      Section 2.2.4   (Collateral Handling Fee).    Section 2.2.4 of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

2.2.4    Collateral Handling Fee.    If Borrower’s Net Cash, tested as of the last day of each Reconciliation Period, is greater than or equal to One Dollar ($1.00), Borrower will not pay any Collateral Handling Fee (as hereinafter defined) in the Reconciliation Period which is two (2) calendar months after the Reconciliation Period in which Borrower’s Net Cash is tested. For all other Reconciliation Periods, Borrower will pay to Bank a Collateral Handling Fee equal to two tenths of one percent (0.2%) per month of the Financed Receivable Balance for each Financed Receivable outstanding based upon a 360 day year (the “Collateral Handling Fee”). This fee is charged on a daily basis which is equal to the Collateral Handling Fee divided by 30, multiplied by the number of days each such Financed Receivable is outstanding, multiplied by the outstanding Financed Receivable Balance. The Collateral Handling Fee is payable when the Advance made based on such Financed Receivable is payable in accordance with Section 2.3 hereof. In computing Collateral Handling Fees under this Agreement, all Collections received by Bank shall be deemed applied by Bank on account of the Obligations on the same Business Day of receipt of the Collections. During the existence of an Event of Default, the Collateral Handling Fee will increase an additional one half of one percent (0.50%) effective immediately upon such Event of Default.

2.4      Section 2.2.7  (Adjustment to Interest Rate).    Section 2.2.7 of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

2.2.7    Adjustment to Interest Rate.    Changes to the interest rate of any Prime Rate Advance based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 2.8(a) hereunder. Subject to Sections 2.8 and 2.9, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.

2.5      Section 2.3.1  (Repayment).     Section 2.3.1 of the Loan Agreement is amended by deleting it in its entirety and replacing it with the following:

2.3.1    Repayment.

(a)      Account Advances and Purchase Order Advances.    Borrower will repay each Account Advance and Purchase Order Advance on the earliest of (a) the date on which payment is received of the Financed Receivable with respect to which the Advance was made, (b) the date on which the Financed Receivable is no longer an Eligible Account or Eligible Purchase Order, (c) the date on which any Adjustment is asserted to the Financed Receivable (but only to the extent of the Adjustment if the Financed Receivable remains otherwise an Eligible Account or Eligible Purchase Order), (d) the date on which there is a breach of any warranty or representation set forth in Section 5.3 with respect to such Financed Receivable, or a breach of any covenant in this Agreement or (e) the Maturity Date (including any early termination). Each payment will also include all accrued Finance Charges and Collateral Handling Fees with respect to such Advance and all other amounts then due and payable hereunder. Notwithstanding the foregoing, at any time that Borrower is Borrowing Base Eligible, Borrower will repay each Account Advance and Purchase Order Advance on the earliest of (a) the date on which there is a breach of any warranty or representation set forth in Section 5.3, (b) the Maturity Date (including any early termination), or (c) to the extent required under Section 2.1.1(e).

(b)      Non-Formula Advance.    Borrower will repay each Non-Formula Advance on the Maturity Date (including any early termination).

2.6      Section 2 (Loan and Terms of Payment). Section 2 of the Loan Agreement is amended by adding the following immediately after Section 2.5 as Sections 2.6 through 2.9:

2.6      General Provisions Relating to the Advances. Each Advance shall, at Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Advance or a LIBOR Advance. Borrower shall pay interest accrued on the Advances at the rates and in the manner set forth in Section 2.2.3.

2.7      Conversion and Continuation Elections.

(a)      So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank:

(1)      elect to convert on any Business Day if Borrower is Borrowing Base Eligible, Account Advances which are Prime Rate Advances into LIBOR Advances; or

(2)      elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date.

(b)      Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 12:00 p.m. Pacific time at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances specifying the:

(1)      proposed Conversion Date or Continuation Date;

(2)      aggregate amount of the Advances to be converted or continued;

(3)      nature of the proposed conversion or continuation; and

(4)      duration of the requested Interest Period.

(c)      If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances, Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.

(d)      Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR

Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the maximum amount of Advances set forth in Section 2.1.1(c). Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge any account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to this Section 2.7(d) or 2.1.1(e).

(e)      Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.

2.8       Special Provisions Governing LIBOR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

(a)      Determination of Applicable Interest Rate.    As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b)      Inability to Determine Applicable Interest Rate.    In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to LIBOR Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower or, at Borrower’s option, a request by Borrower for a Prime Rate Advance.

(c)      Compensation for Breakage or Non-Commencement of Interest Periods.    Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all losses, expenses, unrealized gains and liabilities (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Advances, any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds, and, in the case of complete or partial principal payments or conversions of

LIBOR Advances prior to the last day of the applicable Interest Period, any amount by which (i) the additional interest which would have been payable on the amount so prepaid or converted had it not been paid or converted until the last day of the applicable Interest Period exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so paid or converted and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion), if any, that Bank may incur: (x) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 2.9(c) and 2.9(d)) a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (y) if for any reason (including voluntary or mandatory prepayment or acceleration) any complete or partial principal payment or any conversion of any of Borrower’s LIBOR Advances occurs on a date prior to the last day of an Interest Period applicable to that Advance. Bank’s determination as to such amount shall be conclusive absent manifest error. Borrower shall immediately notify Borrower’s account officer at Bank if any of the situations described in (y) above occur.

(d)      Assumptions Concerning Funding of LIBOR Advances.      Calculation of all amounts payable to Bank under this Section 2.8 and under Section 2.9 shall be made as though Bank had actually funded each of its relevant LIBOR Advances through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.8 and under Section 2.9.

(e)      LIBOR Advances After Default.    After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 2.8(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

2.9        Additional Requirements/Provisions Regarding LIBOR Advances.

(a)      Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i)      changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii)      imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Advances or any deposits referred to in the definition of LIBOR); or

(ii)      imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 2.9(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 2.9(a). Determinations and allocations by Bank for purposes of this Section 2.9(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Advances, of making or maintaining LIBOR Advances, or on amounts receivable by it in respect of LIBOR Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(b)      If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 2.9(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(c)      If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, LIBOR Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.

(d)      If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the LIBOR Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 2.8(c)(y). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 2.8(c), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

2.7      Section 6.7 (Financial Covenants).    Section 6.7 of the Loan Agreement is amended by deleting it in its entirety and replacing it with “Reserved.”

2.8       Section 13 (Definitions).

(i)      The following terms and their respective definitions set forth in Section 13.1 are amended in their entirety and replaced with the following:

“Advance” is either an Account Advance, Non-Formula Advance or a Purchase Order Advance, as applicable.

“Applicable Rate” means:

(a)      with respect to Account Advances, (i) at all times the Borrower is Borrowing Base Eligible, the LIBOR Rate plus one and three quarters of one percent (1.75%), and (ii) at all other times, the Prime Rate plus thirty-five hundredths of one percent (0.35%);

(b)      with respect to Purchase Order Advances, the Prime Rate; and

(c)      with respect to Non-Formula Advances, the LIBOR Rate plus one and three quarters of one percent (1.75%).

“Borrowing Base Eligible” means each Subject Month for which Borrower’s Adjusted Quick Ratio, tested as of the last day of the immediately preceding Testing Month, was greater than or equal to 1.25:1.00. At any time that Borrower’s Adjusted Quick Ratio is less than 1.25:1.00, Borrower will not be Borrowing Base Eligible until such time as Bank confirms that Borrower’s Adjusted Quick Ratio was greater than or equal to 1.25:1.00 as of the last day of the immediately preceding Testing Month.

“Facility Amount” is Twelve Million Five Hundred Thousand Dollars ($12,500,000.00).

“Maturity Date” is July 6, 2013.

“Prime Rate” is the “prime rate” of interest, as published from time to time by The Wall Street Journal in the “Money Rates” section of its Western Edition newspaper.

“Purchase Order Sublimit” is Two Million Dollars ($2,000,000).

(ii)      Clause (m) of the definition of “Eligible Accounts” is hereby deleted in its entirety and replaced with the following:

(m)      Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed thirty-five percent (35%) of all Accounts (except for Accounts owing from Foxconn for which such percentage shall be seventy percent (70%)), for the amounts that exceed that percentage, unless Bank approves in writing;

(iii)      The definition of “Net Cash Threshold” is deleted in its entirety.

(iv)      The following terms and their respective definitions are hereby added to Section 13.1 of the Loan Agreement as follows:

“Continuation Date” means any date on which Borrower continues a LIBOR Advance into another Interest Period.

“Conversion Date” means any date on which Borrower converts a Prime Rate Advance to a LIBOR Advance,

“Interest Payment Date” means:

(a)      with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance; and

(b)      with respect to Prime Rate Advances:

(i)      for Finance Charges owing with respect to Account Advances and Purchase Order Advances, (A) at all times that Borrower is Borrowing Base Eligible, the first (1st) calendar day of each month, and (B) at all other times, the date the corresponding Financed Receivable is payable in accordance with Section 2.3 hereof;

(ii)      for Finance Charges owing with respect to Non-Formula Advances, the first (1st) calendar day of each month; and

(iii)      for all Finance Charges at all times, each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.

“Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is 1, 2 or 3 months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 0.0001%) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

“LIBOR Advance” means a Credit Extension that bears interest based at the LIBOR Rate.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 0.0001%) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 2.1.1(d), substantially in the form of Exhibit E, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 2.7, substantially in the form of Exhibit F, with appropriate insertions.

“Prime Rate Advance” means a Credit Extension that bears interest based at the Prime Rate Rate.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

“Subject Month” is the month which is two (2) calendar months after any Testing Month.

“Testing Month” is any month with respect to which Bank has tested Borrower’s Adjusted Quick Ratio.

2.9      Notice of Borrowing. The form of Notice of Borrowing attached hereto as Exhibit E is hereby added to the Loan Agreement as Exhibit E thereto.

2.10    Notice of Conversion/Continuation. The form of Notice of Conversion/Continuation attached hereto as Exhibit F is hereby added to the Loan Agreement as Exhibit F thereto.

3.      Limitation of Amendment.

3.1      The amendments set forth in Section 2, above, is effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2      This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

3.3      In addition to those Events of Default specifically enumerated in the Loan Documents, the failure to comply with the terms of any covenant or agreement contained herein shall constitute an Event of Default and shall entitle the Bank to exercise all rights and remedies provided to the Bank under the terms of any of the other Loan Documents as a result of the occurrence of the same.

4.      Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1      Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2      Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3      The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4      The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5      The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6      The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7      This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.      Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.      Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Bank of this Amendment by each party hereto, and (b) payment of Bank’s legal fees and expenses in connection with the negotiation and preparation of this Amendment.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK

SILICON VALLEY BANK

By:	/s/ Teresa Li

Name:	Terisa Li

Title:	Sr. Relationship Manager

BORROWER

AUDIENCE, INC.

By:	/s/ James L. Lau

Name:	James L. Lau

Title:	CFO

[Signature Page to Third Amendment to Loan and Security Agreement]

EXHIBIT B

SPECIALTY FINANCE DIVISION

Compliance Certificate

I, an authorized officer of AUDIENCE, INC. (“Borrower”) certify under the Loan and Security Agreement (the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows (all capitalized terms used herein shall have the meaning set forth in the Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account.

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

It reasonably believes no Account Debtor with respect to a Financed Receivable is insolvent or subject to any Insolvency Proceedings;

It has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens. All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No
Annual financial projections	Within 10 days after Board approval	Yes No
A/R & A/P Agings	Monthly within 30 days	Yes No
Deferred Revenue report and sell-through report	Upon Bank’s request	Yes No

Performance Pricing

Account Advances
Adjusted Quick Ratio ≥ 1.25:1.00	LIBOR + 1.75% (net)	Yes No
Adjusted Quick Ratio ≤ 1.25:1.00	Prime + 0.35% (gross)	Yes No
Net Cash < $1.00	Collateral Handling Fee of 0.2% (gross)	Yes No

Purchase Order Advances
At all times	Prime Rate (gross)	Yes No

Non-Formula Advances
At all times	Prime + 0.35% (net)	Yes No

All representations and warranties in the Agreement are true and correct in all material respects on this date, and Borrower represents that there is no existing Event of Default.

Sincerely,

AUDIENCE, INC.

Signature

Title

Date

EXHIBIT E

FORM OF NOTICE OF BORROWING

AUDIENCE, INC.

Date:

To:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054
Attention: Corporate Services Department

RE:

Loan and Security Agreement dated as of July 31, 2009 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between AUDIENCE, INC.(“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 2.1.1(d) of the Loan Agreement, of the borrowing of an Advance.

The Funding Date, which shall be a Business Day, of the requested borrowing is                     .

The aggregate amount of the requested borrowing is $                    .

The requested Advance shall consist of $             of Prime Rate Advances and $             of LIBOR Advances.

The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be              months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

(a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Advance; and

(c) the requested Advance will not cause the aggregate principal amount of the outstanding Advances to exceed, as of the designated Funding Date, the maximum amounts set forth in Section 2.1.1(c) of the Loan Agreement.

BORROWER	AUDIENCE, INC.

By:

Name:

Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
___%

EXHIBIT F

FORM OF NOTICE OF CONVERSION/CONTINUATION

AUDIENCE, INC.

Date:

To:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054
Attention: Corporate Services Department

RE:

Loan and Security Agreement dated as of July 31, 2009 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between AUDIENCE, INC.(“Borrower”), and Silicon Valley Bank (the “Bank”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.7 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:

1.     The date of the [conversion] [continuation] is                     , 20__.

2.     The aggregate amount of the proposed Advances to be [converted] is $                     or [continued] is $                    .

3.     The Advances are to be [converted into] [continued as] [LIBOR] Advances.

4.     The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be              months.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

(a)      all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; and

(b)      no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[Signature page follows.]

BORROWER	AUDIENCE, INC.

By:

Name:

Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
___%